Exhibit 99.1

FB Bancorp, Inc.

Announces Second Quarter 2026

Financial Results

New Orleans, Louisiana, July 28, 2026 / FB Bancorp, Inc. (NASDAQ: “FBLA”) (the “Company”), the holding company for Fidelity Bank (the “Bank”), today announced net income for the six months ended June 30, 2026 of $49 thousand, comprised of net income from continuing operations of $1.2 million and a net loss from discontinued operations of $1.1 million. The net loss from discontinued operations was due to Fidelity Bank's previously announced sale of substantially all assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The sale closed on March 1, 2026. For the six months ended June 30, 2025, the Company had net income of $1.6 million, comprised of net income from continuing operations of $2.4 million and a net loss from discontinued operations of $815 thousand. Net loss for the three months ended June 30, 2026 was $70 thousand, comprised of net income from continuing operations of $697 thousand and a net loss from discontinued operations of $767 thousand. Net income for the three months ended June 30, 2025 was $879 thousand, comprised of net income from continuing operations of $1.0 million and a net loss from discontinued operations of $150 thousand.

The Company is a Maryland corporation based in New Orleans, Louisiana. The Company’s banking subsidiary, Fidelity Bank, operates 19 banking locations in New Orleans, Hammond, Lafayette, and Baton Rouge, Louisiana. The Company was incorporated in February 2024 to become the registered bank holding company for Fidelity Bank upon the Bank’s conversion from the mutual-to-stock form of organization, which occurred on October 22, 2024. The Company sold 19,837,500 shares of common stock, par value $0.01 per share, at a price of $10 per share, for $198,375,000 in connection with the Company's initial public offering which also occurred on October 22, 2024. Shares of the Company’s common stock began trading on the Nasdaq Global Select Market under the trading symbol “FBLA” on October 23, 2024.

On June 12, 2026, the Company announced approval of a third stock repurchase program that authorizes the repurchase of up to 1,606,837 shares, approximately 10%, of its outstanding common stock. The first two repurchase programs resulted in a combined repurchase of 3,769,125 shares with an average cost of $13.20 per share, inclusive of trading costs and commissions.

Selected Financial Data

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Performance Ratios:
Net income from continuing operations (in thousands)	$697	$1,029	$1,191	$2,399
Net loss from discontinued operations (in thousands)	$(767)	$(150)	$(1,142)	$(815)
Net income (loss) (in thousands)	$(70)	$879	$49	$1,584
Return on average assets from continuing operations (1)	0.06%	0.08%	0.10%	0.19%
Return on average equity from continuing operations(2)	0.24%	0.31%	0.41%	0.73%
Earnings per share from continuing operations - basic and diluted	$0.05	$0.06	$0.08	$0.13
Net interest margin (3)	4.20%	4.65%	4.34%	4.63%
Non-interest income to average assets from continuing operations	0.15%	0.08%	0.27%	0.16%
Non-interest expense to average assets from continuing operations	1.05%	0.91%	2.00%	1.79%
Efficiency ratio from continuing operations(4)	92.62%	86.68%	92.08%	85.19%
Average interest-earning assets to average interest-bearing liabilities	142.90%	151.61%	144.77%	151.29%
Capital Ratios:
Total risk-based capital	29.96%	30.12%	29.96%	30.12%
Tier 1 risk-based capital	29.16%	29.40%	29.16%	29.40%
Common equity Tier 1 risk-based capital	29.16%	29.40%	29.16%	29.40%
Tier 1 leverage capital	20.32%	20.26%	20.32%	20.26%
Average equity to average assets	22.93%	26.65%	23.53%	26.67%
Common stock book value per share	$17.66	$16.74	$17.66	$16.74
Common stock book value per share (net of unearned ESOP shares)	$19.39	$18.12	$19.39	$18.12
Asset Quality Ratios:
Allowance for credit losses to total loans (5)	0.91%	0.80%	0.91%	0.80%
Allowance for credit losses to non-performing loans	49.43%	47.21%	49.43%	47.21%
Net charge-offs to average outstanding loans	0.07%	0.06%	0.13%	0.13%
Non-performing loans to total loans	1.85%	1.68%	1.85%	1.68%
Non-performing loans to total assets	1.12%	1.05%	1.12%	1.05%
Total non-performing assets to total assets (6)	1.37%	1.18%	1.37%	1.18%
Other:
Number of offices	19	18	19	18
Number of full-time equivalent employees	210	324	210	324

(1)	Represents net income (loss) from continuing operations divided by average total assets.
(2)	Represents net income (loss) from continuing operations divided by average equity.
(3)	Represents net interest income divided by average interest-earning assets. Includes loans held for sale.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Total loans includes only loans held for investment.
(6)	Non-performing assets includes other real estate owned.

Discontinued Operations

On December 31, 2025, the Bank entered into an agreement to sell substantially all of the assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The decision was based on a number of strategic priorities, including the continued decline in mortgage volume. This sale allowed the Bank to exit a business segment that had a net loss of approximately $2.7 million in 2025 and reduced total employees by approximately 108 individuals. The sale closed on March 1, 2026. The Company's financial statements will reflect discontinued operations for the current period and retrospectively for prior periods under ASC 205-20.

As of June 30, 2026, all customer loan pipelines have been finalized and one employee remains as part of this mortgage banking segment. The Company expects to absorb remaining assets and liabilities, at fair value, into the Bank's statements of financial condition in the third quarter of 2026. The Company expects remaining losses from discontinued operations to be significantly less over the final months of 2026.

The following is a summary of the assets and liabilities of the discontinued operations of the mortgage banking segment at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
ASSETS	(Dollars in thousands)
Derivative assets	$—	$450
Loans held for sale, at fair value	—	28,504
Premises and equipment, net	—	332
Deferred tax assets	—	26
Other assets	180	568
Total assets	$180	$29,880

LIABILITIES
Escrows payable	$—	$366
Other liabilities	1,375	1,978
Accrued compensation, including severance payments	99	1,199
Total liabilities	$1,474	$3,543

The following presents operating results of discontinued operations for the three and six months ended June 30, 2026 and 2025:

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenue			(Dollars in thousands)
Net interest income	$54	$1,088	$877	$2,041
Gain on sales of mortgage loans	314	3,953	3,086	7,293
Other non-interest income	101	13	101	21
Total revenue	469	5,054	4,064	9,355

Expenses
Salaries and employee benefits	524	3,707	3,683	7,106
Hedging activity, net	48	241	(120)	671
Other general and administrative	862	1,295	1,939	2,608
Total non-interest expenses	1,434	5,243	5,502	10,385

Loss from discontinued operations before income taxes	(965)	(189)	(1,438)	(1,030)
Income tax benefit from discontinued operations	(198)	(39)	(296)	(215)

Net loss from discontinued operations	$(767)	$(150)	$(1,142)	$(815)

Results of Continuing Operations For the Six Months Ended June 30, 2026

•
Net income was $1.2 million for the six months ended June 30, 2026, as compared to net income of $2.4 million for the six months ended June 30, 2025. This decrease was primarily the result of a $2.8 million, or 12.81%, increase in total non-interest expenses partially offset by a $1.3 million, or 66.70%, increase in total non-interest income.

•
Net interest income was $23.7 million and $23.9 million for the six months ended June 30, 2026 and June 30, 2025, respectively. Over this same period, interest and dividends on investments increased $2.2 million, or 46.16%, offset by a decrease in interest on deposits in other banks by $897 thousand, a decrease in interest and fees on loans by $580 thousand and an increase in total interest expense of $892 thousand, or 10.54%. Net interest margin was 4.34% for the six months ended June 30, 2026, compared to 4.63% for the six months ended June 30, 2025. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $3.3 million for the six months ended June 30, 2026 and $2.0 million for the six months ended June 30, 2025. The largest increase was due to a $1.2 million gain on life insurance proceeds realized in May 2026 related to Bank owned life insurance assets.

•
Total non-interest expenses were $24.9 million for the six months ended June 30, 2026, compared to $22.1 million for the six months ended June 30, 2025. This represents a $2.8 million, or 12.81%, increase in total non-interest expenses. Increases in non-interest expenses were primarily due to a $2.0 million, or 16.43%, increase in salaries and employee benefits due to added staff for the Lafayette branch opened by the Bank in August 2025, severance related reorganization costs, normal pay and benefit increases, a $412 thousand, or 12.27%, increase in occupancy and equipment related to the new Lafayette branch and new ATM servicing contracts.

Results of Continuing Operations For the Three Months Ended June 30, 2026

•
Net income was $697 thousand for the three months ended June 30, 2026, as compared to net income of $1.0 million for the three months ended June 30, 2025. This decrease was primarily the result of a $1.8 million, or 15.73%, increase in total non-interest expenses partially offset by a $1.3 million, or 134.59%, increase in total non-interest income.

•
Net interest income was $11.9 million and $12.1 million for the three months ended June 30, 2026 and June 30, 2025, respectively. Over this same period, interest and dividends on investments increased $1.2 million, or 48.45%, offset by a decrease in interest on deposits in other banks by $382 thousand, a decrease in interest and fees on loans by $529 thousand and an increase in total interest expense of $449 thousand, or 10.32%. Net interest margin was 4.20% for the three months ended June 30, 2026, compared to 4.65% for the three months ended June 30, 2025. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $2.2 million for the three months ended June 30, 2026 and $954 thousand for the three months ended June 30, 2025. The largest increase was due to a $1.2 million gain on life insurance proceeds realized in May 2026 related to Bank owned life insurance assets.

•
Total non-interest expenses were $13.1 million for the three months ended June 30, 2026, compared to $11.3 million for the three months ended June 30, 2025. This represents a $1.8 million, or 15.73%, increase in total non-interest expenses. Increases in non-interest expenses were primarily due to a $1.4 million, or 23.01%, increase in salaries and employee benefits due to added staff for the Lafayette branch opened by the Bank in August 2025, the recently approved 2025 Equity Incentive Plan ("2025 EIP"), severance related reorganization costs, normal pay and benefit increases, and a $186 thousand, or 10.78%, increase in occupancy and equipment related to the new Lafayette branch and new ATM servicing contracts. Total expected compensation costs related to the 2025 EIP is expected to be $2.6 million at an annual rate before taxes.

•
Gross severance payments of $817 thousand were paid by the Company in the three months ended June 30, 2026. A total of $585 thousand of these severance payments were recorded in salaries and employee benefits from continuing operations for the three months ended June 30, 2026. The Company expects approximately $749 thousand in annual savings going forward within continuing operations due to these reorganization changes.

Financial Condition

•
Total assets were $1.23 billion at June 30, 2026, compared to $1.26 billion at December 31, 2025. The largest fluctuation between these periods came from an increase in securities available for sale of $11.7 million, or 3.58%. This increase was due to favorable investment yields in the current period, predominantly in previously issued government backed mortgage securities. For the six months ended June 30, 2026, the Company purchased approximately $44.6 million and sold $10.0 million in securities for a gain of $162 thousand.

•
Loans held for investment were $745.5 million at June 30, 2026, compared to $744.0 million at December 31, 2025. This represents a $1.6 million, or 0.21%, increase. Total commercial loans increased $28.5 million, or 8.35%, for the six months ended June 30, 2026 but were substantially offset by net paydowns of total residential mortgage loans. Most residential mortgage loans were sourced for the Bank through the NOLA Lending mortgage banking segment. The Company expects continued runoff of total residential mortgage loans.

•
Total deposits were $811.0 million at June 30, 2026, compared to $841.4 million at December 31, 2025. This represents a $30.4 million, or 3.62%, decrease. The largest fluctuations in deposits came from three separate commercial clients that reduced their deposit accounts in total by $15.2 million. Some of the $15.2 million was seasonal while other reductions were used to pay down existing loans with the Company. The Company also reduced wholesale brokered deposits by $3.8 million during the six months ended June 30, 2026.

•
Total other borrowings were $111.2 million at June 30, 2026, compared to $78.3 million at December 31, 2025. This represents a $32.9 million, or 42.08%, increase. The increase in borrowings was mostly used to offset decreases in deposits. All other borrowings are made up of Federal Home Loan Bank ("FHLB") advances. The Company has a line of credit with the FHLB pursuant to a collateral agreement. The unused portion of this line at June 30, 2026 was approximately $292 million.

•
Total equity was $283.8 million at June 30, 2026 compared to $314.5 million at December 31, 2025. This $30.6 million, or 9.74%, decrease was due to $27.6 million in Company common stock repurchases and a $4.5 million increase in accumulated other comprehensive loss, partially offset by net income.

Asset Quality

•
Non-performing loans were $13.8 million at June 30, 2026 compared to $16.9 million at December 31, 2025.

•
Non-performing loans as a percentage of total loans was 1.85% at June 30, 2026 compared to 2.26% at December 31, 2025.

•
Total non-performing assets, which included non-performing loans and other real estate owned, as a percentage of total capital was 5.93% at June 30, 2026 compared to 5.80% at December 31, 2025.

•
Net charge-offs were $928 thousand for the six months ended June 30, 2026 compared to $916 thousand for the six months ended June 30, 2025.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “outlook,” “anticipate,” “expect,” “target” or words of similar meaning. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict or are beyond our control. Forward‑looking statements also include the assumptions underlying such statements, including assumptions about future events, operating performance, strategic outcomes, and economic conditions. As a result of the aforementioned uncertainties or contingencies, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained herein and could cause us to change our future plans. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions (including current and future economic conditions, particularly those affecting the financial services industry) or significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets; our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in the quality of our loan and security portfolios, increases in the costs of mortgage insurance, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, failure to maintain current technologies, failure to retain or attract employees, and other economic, legislative, accounting and regulatory changes that could adversely affect the Company or the Bank. The foregoing list of risks and uncertainties is not exhaustive, and additional risks and uncertainties not currently known or not presently viewed as material may also affect our forward‑looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement contained herein.

Average Balance Sheets

	For the three months ended June 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$51,117	$425	3.33%	$78,056	$807	4.15%
Securities	343,712	3,551	4.14%	259,257	2,391	3.70%
Loans held for investment	744,290	12,762	6.88%	775,647	13,945	7.21%
Loans held for sale	2,741	15	2.18%	24,337	395	6.51%
Total earning assets (4)	1,141,860	16,753	5.88%	1,137,297	17,538	6.19%
Non-interest-earning assets:
Cash and cash equivalents	6,247			7,602
Fixed Assets	55,995			57,391
Allowance for credit losses	(6,268)			(6,171)
Other	46,575			44,834
Total non-interest-earning assets	102,549			103,656
Total Assets	$1,244,409			$1,240,953
Interest-bearing liabilities:
Interest-bearing demand deposits	$111,086	$31	0.11%	$108,369	$57	0.21%
Interest-bearing savings and money market deposits	217,112	645	1.19%	230,455	616	1.07%
Certificates of deposit	359,962	3,059	3.41%	352,656	3,060	3.48%
Total interest-bearing deposits	688,160	3,735	2.18%	691,480	3,733	2.17%
Interest-bearing borrowings	110,928	1,063	3.84%	58,676	616	4.21%
Total interest-bearing liabilities	799,088	4,798	2.41%	750,156	4,349	2.33%
Non-interest:
Demand deposits	146,408			145,277
Other liabilities	13,559			14,834
Total non-interest liabilities	159,967			160,111
Total Equity	285,354			330,686
Total liabilities and equity	$1,244,409			$1,240,953
Net interest income		$11,955			$13,189
Net interest-earning assets (1)	$342,772			$387,141
Net interest rate spread (2)			3.48%			3.86%
Net yield on interest-earning assets (3)			4.20%			4.65%
Average of interest-earning assets to interest-bearing liabilities	142.90%			151.61%
Average equity to assets	22.93%			26.65%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$54 thousand and $1.1 million of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2026 and 2025, respectively.

	For the six months ended June 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$54,535	$907	3.35%	$86,964	$1,804	4.18%
Securities	336,876	6,852	4.10%	254,274	4,688	3.72%
Loans held for investment	740,409	25,827	7.03%	768,339	27,168	7.13%
Loans held for sale	13,466	393	5.88%	22,909	796	7.00%
Total earning assets (4)	1,145,286	33,979	5.98%	1,132,486	34,456	6.14%
Non-interest-earning assets:
Cash and cash equivalents	6,838			6,957
Fixed Assets	56,591			56,411
Allowance for credit losses	(6,266)			(6,213)
Other	45,486			45,722
Total non-interest-earning assets	102,649			102,877
Total Assets	$1,247,935			$1,235,363
Interest-bearing liabilities:
Interest-bearing demand deposits	$113,765	$92	0.16%	$107,908	$100	0.19%
Interest-bearing savings and money market deposits	221,417	1,390	1.27%	237,038	1,305	1.11%
Certificates of deposit	359,286	6,045	3.39%	338,546	5,721	3.41%
Total interest-bearing deposits	694,468	7,527	2.19%	683,492	7,126	2.10%
Interest-bearing borrowings	96,662	1,831	3.82%	65,045	1,340	4.16%
Total interest-bearing liabilities	791,130	9,358	2.39%	748,537	8,466	2.28%
Non-interest:
Demand deposits	148,816			144,865
Other liabilities	14,325			12,471
Total non-interest liabilities	163,141			157,336
Total Equity	293,664			329,490
Total liabilities and equity	$1,247,935			$1,235,363
Net interest income		$24,621			$25,990
Net interest-earning assets (1)	$354,156			$383,949
Net interest rate spread (2)			3.59%			3.86%
Net yield on interest-earning assets (3)			4.34%			4.63%
Average of interest-earning assets to interest-bearing liabilities	144.77%			151.29%
Average equity to assets	23.53%			26.67%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$877 thousand and $2.0 million of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2026 and 2025, respectively.

FB Bancorp, Inc.

Consolidated Statements of Financial Condition

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS	(Dollars in thousands)
Cash and due from banks	$5,932	$9,872
Interest-bearing deposits at other financial institutions	39,277	50,397
Total cash and cash equivalents	45,209	60,269

Securities available for sale, at fair value (amortized cost of $353,751 and $336,347, respectively)	338,035	326,346
Loans held for investment	745,523	743,956
Less: allowance for credit losses	(6,814)	(6,289)
Loans held for investment, net	738,709	737,667
Federal Home Loan Bank stock, at cost	5,395	3,650
Bank owned life insurance	14,164	15,341
Accrued interest receivable	5,667	5,688
Premises and equipment, net	55,599	57,105
Other real estate owned	3,055	1,349
Mortgage servicing rights	898	904
Prepaid expenses	2,012	1,908
Other assets	16,721	15,299
Assets from discontinued operations, at fair value	180	29,880

Total assets	$1,225,644	$1,255,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$128,196	$133,506
Interest bearing	682,779	707,897
Total deposits	810,975	841,403

Advances by borrowers for taxes and insurance	6,587	6,298
Other borrowings	111,186	78,257
Accrued interest payable	511	392
Other liabilities	11,095	11,063
Liabilities from discontinued operations, at fair value	1,474	3,543
Total liabilities	941,828	940,956

Stockholders' Equity:
Preferred stock, $0.01 par value - 5,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value - 120,000,000 shares authorized; 16,068,375 and 18,089,741 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	161	181
Additional paid-in capital	144,997	171,503
Unearned ESOP shares - 1,428,300 and 1,460,040 shares as of June 30, 2026 and December 31, 2025, respectively	(16,140)	(16,498)
Retained earnings	167,214	167,165
Accumulated other comprehensive income (loss)	(12,416)	(7,901)
Total stockholders' equity	283,816	314,450

Total liabilities and stockholders' equity	$1,225,644	$1,255,406

FB Bancorp, Inc.

Consolidated Statements of Operations

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands except per share amounts)
Interest and dividend income
Interest and fees on loans	$12,723	$13,252	$25,343	$25,923
Interest and dividends on investment securities	3,551	2,392	6,852	4,688
Interest on deposits in other banks	425	807	907	1,804
Total interest and dividend income	16,699	16,451	33,102	32,415

Interest expense
Deposits	3,735	3,733	7,527	7,126
Borrowed funds	1,063	616	1,831	1,340
Total interest expense	4,798	4,349	9,358	8,466

Net interest income	11,901	12,102	23,744	23,949
Provision for credit losses	475	453	965	838
Net interest income after provision for credit losses	11,426	11,649	22,779	23,111

Non-interest income
Service charges and fee income from deposit accounts	672	613	1,417	1,267
Gain (loss) on sales, disposal, or impairment of assets	4	(88)	(42)	(88)
Gain on sales of available for sale securities	77	108	162	163
Other non-interest income	1,485	321	1,812	667
Total non-interest income	2,238	954	3,349	2,009

Non-interest expenses
Salaries and employee benefits	7,665	6,231	14,424	12,389
Occupancy and equipment	1,912	1,726	3,771	3,359
Directors’ fees	246	183	446	364
Data processing	1,278	1,245	2,556	2,473
Advertising and marketing	218	301	463	469
Mortgage servicing rights amortization	100	103	207	194
Other general and administrative	1,677	1,527	3,080	2,866
Total non-interest expenses	13,096	11,316	24,947	22,114

Income from continuing operations before income taxes	568	1,287	1,181	3,006
Income tax expense (benefit) from continuing operations	(129)	258	(10)	607

Net income from continuing operations	697	1,029	1,191	2,399
Loss from discontinued operations before income taxes	(965)	(189)	(1,438)	(1,030)
Income tax benefit from discontinued operations	(198)	(39)	(296)	(215)
Net loss from discontinued operations	(767)	(150)	(1,142)	(815)
Net Income	$(70)	$879	$49	$1,584
Basic and diluted earnings (loss) per common share:
Continuing operations	$0.05	$0.06	$0.08	$0.13
Discontinued operations	(0.05)	(0.01)	(0.07)	(0.04)
Total earnings per share - basic and diluted	$-	$0.05	$0.01	$0.09
Weighted average shares outstanding - basic	14,853,909	18,329,850	15,562,108	18,321,959
Weighted average shares outstanding - diluted	14,912,707	18,329,850	15,598,136	18,321,959